EXHBIT 99

Contact: Michelle Sullivan

(617) 368-5165

BOSTON BEER REPORTS

SECOND QUARTER 2009 RESULTS

BOSTON, MA (8/4/09) -- The Boston Beer Company, Inc. (NYSE: SAM) reported a second quarter core product depletions increase of 2% as compared to the second quarter of 2008, adjusted for comparable selling days. Net income for the second quarter was $11.9 million, or $0.83 per diluted share, an increase of $3.4 million, or $0.23 per diluted share, from the second quarter of 2008, primarily as a result of provisions taken for the product recall in the second quarter of 2008. Excluding the provisions taken for the product recall in 2008, the Company’s second quarter net income increased $0.6 million, or $0.04 per diluted share. Net revenue for the second quarter of 2009 was $118.1 million, an increase of $0.7 million, or 1%, over the same period last year.

Jim Koch, Chairman and Founder of the Company, commented, “Our 2% depletions growth in the second quarter was an improvement over the 5% decrease in the first quarter. We believe that while underlying trends improved slightly, most of this improvement is due to the comparison to a period impacted by the voluntary recall that was announced in April of last year. We continue to face increased competition from expanded distribution of domestic specialty brands and regional craft brands, and adverse economic pressures that could be affecting our drinkers’ willingness to trade up as often. We believe that the quality of our beers, our innovation capability and our sales execution, coupled with our strong financial position and ability to invest in growing our brand, position us well to maintain our brand health and for future growth.”

Key highlights of the second quarter were:

•

Depletions growth of 2% for the quarter, and decline of 1% year to date, adjusted for comparable selling days.

•

Net pricing increases of approximately 3% were realized.

•

The Packaging Services Agreement with Diageo ended May 2, 2009 and the Pennsylvania Brewery is now dedicated solely to brewing the Company’s beers and is starting to show efficiency, capacity and cost improvements.

•

Estimate of earnings per diluted share for 2009 remains between $1.40 and $1.70, consistent with previous guidance.

Martin Roper, the Company’s President and CEO, stated, “During the second quarter of 2009, we continued to experience declines in our underlying brand volumes, but these declines appear to be slower than those experienced in the first quarter. Looking forward, we feel we are in a good position to compete effectively through the strength of our brand and our sales force and are currently projecting that we should finish the year with flat depletions. During the second quarter, our investments in our media advertising and sales force were increased relative to the first quarter spend and exceeded historic levels for the second quarter. For the third quarter, we have added radio advertising to this mix, as we believe this is a good time to be increasing investment in our brands. We are prepared to forsake some earnings in the short term in order to make appropriate investments in brand-building activities to position us well for future growth.”

Mr. Roper continued, “Our Pennsylvania Brewery continues to brew great Samuel Adams® beer. Now that the Packaging Services Agreement with Diageo has concluded, the brewery is dedicated solely to brewing our beer and our gross margins are starting to look better, as the Diageo volumes were very low margin. We have also started to see some efficiency gains as the brewery focuses on brewing. We do not believe we will know the full impact of brewery ownership on our costs until the end of the third quarter, which will be our first full quarter with no contract volume. The major investments necessary to upgrade the facility have been completed and we are now focused on a multi-year program to identify and execute projects that will drive efficiency and increase productivity to bring this brewery’s economics closer to what we had planned and to maximize capacity.”

2nd Quarter Results

Core shipment volume for the three months ended June 27, 2009 was approximately 572,000 barrels, a 3% decrease versus the same period in 2008. Excluding the impact of the product recall, core shipment volume decreased 5%. Total Company depletions in the second quarter increased 2%, adjusted for comparable selling days. Depletions increases were primarily attributed to increases in Samuel Adams® Seasonals, Twisted Tea® and the Samuel Adams® Brewmaster’s Collection, which were partially offset by decreases in Samuel Adams Boston Lager® and Sam Adams Light®.

Bill Urich, Boston Beer Company CFO, said, “Our second quarter 2009 gross margin of 53% represented an increase of 2 percentage points over our second quarter 2008 gross margin that included the impact of the product recall. Excluding the impact of the recall, our gross margin has decreased by 1 percentage point. The decrease is due primarily to higher costs, driven by an increase in package material costs and the costs of operating the Pennsylvania Brewery, that were only partially offset by our realized price increases of 3%.”

The Company’s net income of $11.9 million, or $0.83 per diluted share, for the three months ended June 27, 2009 represents an increase of $3.4 million, or $0.23 per diluted share, from the same period last year. The increase in net income is primarily due to the product recall costs of $5.6 million that were incurred in the second quarter of 2008 and lower advertising, promotional and selling costs, offset by a decrease in underlying gross profit and an increase in the provision for income taxes. Second quarter 2009 advertising, promotional and selling expenses were $4.6 million lower than those incurred in the second quarter of 2008, primarily as a result of decreases in freight expenses for shipping beer to wholesalers, driven by reduced fuel costs, as well as the timing of marketing programs and the more efficient purchasing of media. The Company recorded a tax provision in the second quarter of 2009 of $9.5 million, compared to $6.9 million in the prior year. The Company currently expects its full year tax rate to be approximately 44%.

Year to Date Results

Core shipment volume for the six month period ended June 27, 2009 was 954,000 barrels, a 3% decrease from the same period in the prior year. Excluding the impact of the product recall, core shipment volume decreased 8%. In the first half of 2009, total Company depletions declined 1%, driven by declines in Samuel Adams Boston Lager® and Sam Adams Light®, offset by increases in Samuel Adams® Seasonals and Twisted Tea®.

The Company’s net income of $13.3 million, or $0.93 per diluted share, for the six months ended June 27, 2009 represents an increase of $8.5 million, or $0.60 per diluted share, compared to the same period last year. The increase in net income is primarily due to the impact of product recall costs of $20.6 million incurred in the first half of 2008 and lower advertising, promotional and selling costs in 2009, offset by a decrease in underlying gross profits and an increase in the provision for income taxes. Advertising, promotional and selling expenses incurred during the first half of the year decreased by $10.2 million, as compared to the prior year, primarily due to reduced freight expenses to wholesalers and better advertising rates and utilization, as well as more efficient spending on marketing programs. General and administrative costs increased by $2.1 million during the first half of the year as compared to the prior year, driven by a full six months of operating costs related to the Pennsylvania Brewery. The Company recorded a tax provision in the first half of 2009 of $11.0 million, compared to $4.2 million in the prior year.

Other matters

Shipments and orders in-hand suggest that core shipments year-to-date through August 2009 will be down approximately 1% compared to the same period in 2008, after adjusting the 2008 shipments for the total volume credited to wholesalers for the product recall during 2008. Actual shipments may differ and no inferences should be drawn with respect to shipments in future periods. The Company believes inventories at wholesalers at the end of the second quarter were at appropriate levels given the current volumes and trends.

Consistent with the Company’s prior guidance and based on information of which the Company is currently aware and its projection that 2009 depletions will be flat to 2008, the Company continues to project 2009 earnings per diluted share of between $1.40 and $1.70, but actual results could vary significantly from this target. The current conditions make it especially difficult to predict what full-year volume trends for shipments and depletions will be. The Company is committed to maintaining volume and healthy pricing, and is prepared to invest to accomplish this, even if these investments cause short term earnings decreases.

The Company continues to evaluate 2009 capital expenditures and continues to expect them to be between $15.0 million and $25.0 million. This amount includes approximately $7.0 million of carryover projects committed to in 2008 at the Pennsylvania Brewery and completed during the first half of 2009. The Company is focused on projects that will increase efficiency and productivity at its breweries. Decisions as to which projects will actually be undertaken will depend, in part, on their projected returns on investment. Accordingly, actual 2009 capital expenditures may well be different from these estimates.

The Company expects that its cash balances as of June 27, 2009 of $28.6 million, along with future operating cash flow and the Company’s unused line of credit of $50.0 million, will be sufficient to fund future cash requirements. The Company continues to be in compliance with all of the covenants under its credit facility.

During the six months ended June 27, 2009, the Company repurchased approximately 98,000 shares of its Class A Common Stock for a total cost of $2.8 million. From June 28, 2009 through July 31, 2009 the Company repurchased an additional 41,500 shares of its Class A Common Stock for a total cost of $1.2 million. Through July 31, 2009, the Company has repurchased a cumulative total of approximately 8.6 million shares of its Class A Common Stock for an aggregate purchase price of $118.1 million, and had approximately $1.9 million remaining on the $120.0 million share buyback expenditure limit set by the Board of Directors. As of July 31, 2009, the Company had 10.0 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews more than 21 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world’s finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the “extreme beer” movement, where it seeks to challenge drinkers’ perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While the Company is the country’s largest-selling craft beer, it accounts for only about eight-tenths of one percent of the U.S. beer market. For more information, please visit www.samueladams.com.

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 27, 2008 and December 29, 2007. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Tuesday, August 4, 2009

THE BOSTON BEER COMPANY, INC.

Financial Results

Operating Results:
(in thousands, except per share data)	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008

Barrels sold	630	648	1,144	1,052

Revenue, net of product recall returns of $3,248 and $12,328
for the three and six months ended June 28, 2008, respectively	$128,785	$128,701	$217,116	$212,979
Less excise taxes	10,715	11,329	17,973	19,484
Net revenue	118,070	117,372	199,143	193,495
Cost of goods sold	56,076	55,210	99,147	93,752
Costs (recovery) associated with product recall	19	2,361	(24)	8,292
Gross profit	61,975	59,801	100,020	91,451
Operating expenses:
Advertising, promotional and selling expenses	31,162	35,744	57,055	67,245
General and administrative expenses	9,401	9,138	18,761	16,649
Total operating expenses	40,563	44,882	75,816	83,894
Operating income	21,412	14,919	24,204	7,557
Other income, net:
Interest income	24	422	39	1,182
Other income, net	25	104	4	214
Total other income, net	49	526	43	1,396
Income before income taxes	21,461	15,445	24,247	8,953
Income tax provision	9,543	6,920	10,963	4,167
Net income	$11,918	$8,525	$13,284	$4,786

Net income per common share - basic	$0.85	$0.61	$0.94	$0.35
Net income per common share - diluted	$0.83	$0.60	$0.93	$0.33

Weighted-average number of common shares - basic	14,075	13,884	14,077	13,867
Weighted-average number of common shares - diluted	14,326	14,308	14,315	14,319

Consolidated Balance Sheets:
(in thousands, except share data)
	(unaudited)
	June 27,	December 27,
	2009	2008

Assets
Current Assets:
Cash and cash equivalents	$28,594	$9,074
Accounts receivable, net of allowance for doubtful accounts of $372 and
$255 as of June 27, 2009 and December 27, 2008, respectively	24,980	18,057
Inventories	23,651	22,708
Prepaid expenses and other assets	7,196	16,281
Deferred income taxes	1,988	2,734
Total current assets	86,409	68,854

Property, plant and equipment, net	149,138	147,920
Other assets	1,520	1,606
Goodwill	1,377	1,377
Total assets	$238,444	$219,757

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$21,573	$20,203
Accrued expenses	51,215	46,854
Total current liabilities	72,788	67,057

Deferred income taxes	9,617	9,617
Other liabilities	2,775	3,055
Total liabilities	85,180	79,729

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized;
10,083,620 and 10,068,486 issued and outstanding as of
June 27, 2009 and December 27, 2008, respectively	101	101
Class B Common Stock, $.01 par value; 4,200,000 shares authorized;
4,107,355 issued and outstanding	41	41
Additional paid-in capital	105,452	102,653
Accumulated other comprehensive loss, net of tax	(431)	(431)
Retained earnings	48,101	37,664
Total stockholders’ equity	153,264	140,028
Total liabilities and stockholders’ equity	$238,444	$219,757

Consolidated Statements of Cash Flows:
(in thousands)
	(unaudited)
	Six Months Ended
	June 27,	June 28,
	2009	2008

Cash flows provided by operating activities:
Net income	$13,284	$4,786
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	8,983	4,563
Impairment of long-lived assets	584	-
Bad debt expense	125	38
Stock-based compensation expense	1,688	2,354
Excess tax benefit from stock-based compensation arrangements	(151)	(2,558)
Deferred income taxes	746	-
Proceeds from sale of trading securities	-	16,200
Changes in operating assets and liabilities:
Accounts receivable	(7,048)	(10,417)
Inventories	(943)	(7,436)
Prepaid expenses and other assets	8,843	(1,159)
Accounts payable	1,370	12,538
Accrued expenses	4,514	2,299
Other liabilities	(280)	(233)
Net cash provided by operating activities	31,715	20,975

Cash flows used in investing activities:
Purchases of property, plant and equipment	(10,210)	(26,561)
Purchase of brewery assets	-	(44,967)
Net cash used in investing activities	(10,210)	(71,528)

Cash flows used in financing activities:
Repurchase of Class A common stock	(2,848)	(15,324)
Proceeds from exercise of stock options	475	3,203
Excess tax benefit from stock-based compensation arrangements	151	2,558
Net proceeds from sale of investment shares	237	213
Net cash used in financing activities	(1,985)	(9,350)

Change in cash and cash equivalents	19,520	(59,903)

Cash and cash equivalents at beginning of period	9,074	79,289

Cash and cash equivalents at end of period	$28,594	$19,386

Supplemental disclosure of cash flow information:
Income taxes paid	$2,377	$7,415

Copies of The Boston Beer Company’s press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com